UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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MARVELL TECHNOLOGY GROUP LTD.

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June 21, 2013

Dear Marvell Shareholder:

We are writing to ask for your support at our upcoming Annual General Meeting of Shareholders with respect to Proposal 2, Advisory Vote to Approve Named Executive Officer (“NEO”) Compensation. As you consider how to vote on Proposal 2, we want to further outline some of the key decisions Marvell has made relating to fiscal 2013 and fiscal 2014 compensation of our CEO and other NEOs. We also want to ensure that you are aware of the good governance practices we have introduced or maintained over the last few years.

Key Pay Decisions for Fiscal 2013 and 2014

Our compensation packages are designed to ensure that a substantial portion of NEO compensation is linked to incentivizing and rewarding the increase of our market capitalization through sustained share price growth. Given our performance challenges in fiscal 2013, as well as feedback received from shareholders over the past year, the executive compensation committee (the “ECC”) made the following key decisions relating to fiscal 2013 and fiscal 2014 compensation of our CEO:

•	Base Salary: No increase for fiscal 2014.

•	2013 Annual Incentive Payout: No annual incentive payout for fiscal 2013 under Section 162(m) plan, and no discretionary bonus for fiscal 2013.

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2014 Annual Incentive Target: Reduced CEO’s annual incentive target by 75% for fiscal 2014 (37.5% of base salary for fiscal 2014 vs. 150% of base salary for fiscal 2013), with payout based on challenging annual incentive goals tied to achievement of revenue and net operating margin objectives.

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2013/2014 Long-Term Incentives: Stock options were the primary award vehicle. These stock options are strongly linked to performance because the CEO will only realize value from these awards if our share price increases, which we believe aligns these awards with shareholders interests. In evaluating the composition of the CEOs long term incentives for fiscal 2013 awards, the ECC noted that a substantial portion (59%) of his unvested outstanding equity at the end of fiscal 2012 already included specific performance criteria. As the chart on page 24 of our 2013 proxy statement indicates, the CEO’s realizable pay during the past three years has been significantly lower than the pay opportunity value. This is because the largest portion of his compensation opportunity is provided in the form of long-term incentive awards, of which a majority has been in the form of stock options that have zero value if share price has not increased and/or other performance goals have not been met.

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Fiscal 2014 Target Total Direct Compensation: Defined as (i) annual base salary, (ii) expected annual incentive paid (assuming target performance) and (iii) the expected value of long-term incentives (using Black-Scholes value of options and face value of RSUs), this amount is below the fiscal 2014 peer group median.

Fiscal 2014 Peer Group Revision

The ECC regularly reviews our peer group for alignment with companies that are similar in terms of revenue, market capitalization and industry segment. In addition, the ECC places particular emphasis on companies that compete with us for business and talent. The ECC acknowledges that the peer group should continue to evolve in tandem with Marvell’s size, performance and business strategy. As a result, the ECC will continue monitoring the peer group to ensure that peers are appropriate.

During fiscal 2013, the ECC made the following revisions to the peer group for fiscal 2014:

•	Removed Texas Instruments Inc. due to the company’s current size relative to that of Marvell’s;

•	Included Altera Corporation, a smaller company relative to Marvell’s size but one with which Marvell competes for talent; and

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Kept Qualcomm Incorporated and Broadcom Corporation as peers despite these companies’ current size relative to that of Marvell’s because the ECC determined the companies are direct competitors with Marvell, both in terms of business and talent.

Good Governance Practices

We are committed to ensuring that our compensation programs are aligned with good governance practices. As a result, we have maintained or introduced the following governance guidelines as part of our pay practices over the last few years:

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Stock ownership: Our executive team holds a significant stake in Marvell and we have strengthened our ownership guidelines. The CEO stock ownership guideline was increased to six times base salary and the definition of shares counted towards the guideline for all officers was amended to only include owned shares.

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Evergreen provisions: The evergreen provision in our Amended and Restated 1995 Stock Option Plan expired as of January 31, 2013. Even though we had the right, our board of directors declined to use the evergreen provision in the prior two fiscal years.

•	Change in Control and Gross-ups: We have no change in control agreements or gross-up provisions with our CEO and NEOs.

•	162(m) plan: We have incentive plan guidelines that are in accordance with Section 162(m) of the Internal Revenue Code.

•	Independent Compensation Practices: Our compensation policy for our NEOs is determined by our independent ECC, which is informed by an independent compensation advisory consultant.

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Insider Trading Policy: We have a “nonhedging” policy which means our employees, officers and directors may not engage in “short sales” of our securities or in trading market exchanged “derivative securities” tied to our securities.

•	Effective Risk Management: We employ a strong risk management program with specific responsibilities assigned to management, the board of directors, and each committee of the board of directors.

We believe that our executive compensation program is aligned with the interests of our shareholders and is reasonable and competitive, and we ask for your support of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation. Throughout fiscal 2014, we intend to continue reviewing our compensation program in order to reinforce compensation best practices and good corporate governance.